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                                                                       EXHIBIT 8



Board of Directors
CNB Capital Corporation
1114 Jackson Avenue
Pascagoula, Mississippi  39567

Gentlemen:

This letter responds to your request for our opinion regarding the Federal income tax consequences to holders of CNB Capital Corporation (hereinafter "CNB") common stock of the proposed merger of CNB with and into SouthTrust of Mississippi, Inc. (hereinafter "ST-Sub"), in exchange for SouthTrust Corporation (hereinafter "SouthTrust") common stock. The conclusions presented herein represent our understanding of the transaction as represented to us in the Agreement and Plan of Merger between CNB and ST-Sub joined in by SouthTrust, dated as of November 29, 1994, as amended by Amendment No. 1 dated as of February 7, 1995 (hereinafter Agreement and Plan of Merger), letters of representations from CNB and SouthTrust dated March 28, 1995, the facts as set forth below, and Federal income tax law as it exists today.

FACTS

CNB was incorporated under Mississippi law on April 5, 1982. CNB is a registered bank holding company. CNB is authorized to issue up to 500,000 shares of $2 par value common stock and has 606.0267 shares outstanding. CNB files a consolidated Federal income tax return with its 100 percent owned subsidiary, Citizens National Bank. The stock of CNB is held by 63 shareholders, six of whom each own more than five percent of the stock outstanding. These six are Arthemise A. Blossman, Q.T.I.P. Trust; E.W. Blossman, Residuary Trust; John R. Blossman; CNB Employee Stock Ownership Bonus Trust; Harry E. Burrow, Jr. M.D.; and B.H. Krebs.

SouthTrust was incorporated under Delaware law. SouthTrust has authorized shares of 200,000,000 $2.50 par value common stock of which 82,423,523 shares are issued and 81,941,730 shares are outstanding. SouthTrust also has authorized 5,000,000 shares of $1 par value preferred stock with no shares outstanding. SouthTrust's stock is publicly traded on the NASDAQ over-the-counter exchange. SouthTrust files a consolidated return with its 100 percent owned subsidiaries.

ST-Sub, a Mississippi corporation, is a wholly-owned subsidiary of SouthTrust. It was organized under the laws of Mississippi in 1994 and owns one banking subsidiary, SouthTrust Bank of South Mississippi (hereinafter "ST-Bank"), a Mississippi banking corporation.
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The proposed merger will be completed as follows:

(1) Upon approval by the shareholders of CNB, CNB will be merged with and into ST-Sub pursuant to the Agreement and Plan of Merger and the corporate laws of Mississippi. The separate existence of CNB will cease and, by operation of law, all of CNB's assets and liabilities will be transferred to, and assumed by, ST-Sub as the surviving corporation. Each outstanding share of CNB common stock will be converted automatically into that number of shares of SouthTrust's $2.50 par value common stock equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust common stock for the twenty (20) trading days immediately preceding the Effective Time of the merger. This Conversion Ratio, however, shall not be less than 735.94 or greater than 841.55 shares.

(2) All shares of SouthTrust common stock to be exchanged as a result of the merger will be issued to the former CNB shareholders at the consummation of the merger. No shares will be held back or placed in escrow due to covenants and assurances in the Agreement and Plan of Merger.

(3) Fractional shares of SouthTrust's common stock will not be issued in the proposed merger and instead cash will be distributed in an amount equal to the value of such fractional shares.

(4) Dissenting shareholders will deliver their CNB common stock to CNB along with a demand for payment. Such shareholders will be paid cash in an amount equal to the fair market value of the stock surrendered as determined by the Agreement and Plan of Merger.

Following the merger, Citizens National Bank (hereinafter "the Bank") will be merged with and into ST-Bank, a wholly-owned subsidiary of ST-Sub.

The Board of Directors of CNB considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including:

(a) the merger is consistent with the expansion strategy of SouthTrust within the Southeastern United States, and the acquisition of CNB and the Bank will augment SouthTrust's existing market share in the Pascagoula, Mississippi banking market and enhance its competitive position in such market;

(b) the value of the consideration to be received by CNB's shareholders relative to the book value and earnings per share of CNB common stock;

(c) certain information concerning the financial condition, results of operations and business prospects of CNB and SouthTrust;

(d)      the marketability of CNB common stock;

(e) the competitive and regulatory environment for financial institutions generally;

(f) the fact that the merger will enable CNB shareholders to exchange their shares of CNB common stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends;

(g) SouthTrust's ability to provide comprehensive financial services in relevant markets; and

(h)      other pertinent information.



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REPRESENTATIONS

We have relied on the following representations of fact made by CNB in connection with the merger of CNB with and into ST-Sub in a letter dated March 28, 1995:

(a) The fair market value of the SouthTrust common stock to be received by the shareholders of CNB will be approximately equal to the fair market value of the CNB stock surrendered in exchange therefor.

(b) There is no plan or intention of Arthemise A. Blossman, Q.T.I.P. Trust; E.W. Blossman, Residuary Trust; John R. Blossman; CNB Employee Stock Ownership Bonus Trust; Harry E. Burrow, Jr. M.D.; or B.H. Krebs (each of whom owns more than five percent of the common stock of CNB) and to the best of the knowledge of the management of CNB there is no plan or intention on the part of the remaining shareholders of CNB to sell, exchange or otherwise dispose of SouthTrust common stock received in the merger such that the former CNB shareholders will afterwards own SouthTrust common stock having an aggregate value which is less than fifty percent of the total value of all SouthTrust common stock outstanding immediately before the merger. For purposes of this representation, shares of CNB stock surrendered by dissenting shareholders or exchanged for cash in lieu of fractional shares of SouthTrust stock will be treated as outstanding SouthTrust stock on the date of the transaction. Moreover, shares of CNB stock and shares of SouthTrust stock held by CNB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction have been considered.

(c) CNB is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A)).(1)

(d) The liabilities of CNB to be assumed by SouthTrust and the liabilities to which the transferred assets of CNB are subject were incurred by CNB in the ordinary course of business and are associated with the assets to be transferred.

(e) The fair market value of the assets of CNB transferred to SouthTrust will exceed the sum of the liabilities to be assumed by SouthTrust plus the amount of liabilities, if any, to which the transferred assets are subject.

(f) CNB is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv). An investment company is defined, in general terms, as (a) a regulated investment company, (b) a real estate investment trust, or (c) a corporation fifty percent or more of the value of whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. Total assets exclude cash and cash items. In making the fifty percent and eighty percent determinations, stock and securities in any subsidiary corporation should be disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets.





_____________________________
(1) All references herein to the Code or to Sections are to the Internal Revenue Code of 1986. References to the Regulations are to the Income Tax Regulations issued by the Department of the Treasury as of the date of this letter.





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(g)      There is no intercorporate indebtedness existing between CNB and
SouthTrust or CNB and ST-Sub which was issued, acquired, or will be settled at a discount.

(h) SouthTrust, ST-Sub, CNB and the shareholders of CNB will each pay their own expenses, if any, incurred in connection with the transaction.

(i) None of the compensation received by any shareholder-employees of CNB will be separate consideration for, or allocable to, any of their shares of CNB stock; none of the shares of SouthTrust stock received by any former CNB shareholder who will be an employee of SouthTrust will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(j) The merger of CNB with and into ST-Sub will qualify as a statutory merger under the laws of the State of Mississippi.

(k) The payment of cash in lieu of fractional shares of SouthTrust stock is solely for the purpose of avoiding the expense and inconvenience to SouthTrust of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in lieu of fractional shares will not exceed one percent of the value of SouthTrust common stock given to the former CNB shareholders as consideration for their shares of CNB stock. The fractional share interests of each CNB shareholder will be aggregated, and no CNB shareholder will receive cash in an amount equal to or greater than the value of one full share of SouthTrust stock.

(l) ST-Sub will acquire at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets held by CNB immediately prior to the transfer. For purposes of this representation, amounts paid by CNB to its shareholders, CNB assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CNB immediately preceding the transfer will be included in the assets of CNB held immediately prior to the transaction.

We have relied on the following representations of fact made by SouthTrust in connection with the merger of CNB with and into ST-Sub in a letter dated March 28, 1995:

(m) SouthTrust is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A)).

(n) SouthTrust has no plan or intention to reacquire any of its stock issued to the shareholders of CNB in the proposed transaction.

(o) SouthTrust has no plan or intention to sell or liquidate ST-Sub, to merge ST-Sub with and into another corporation, to sell or otherwise dispose of any of the stock of ST-Sub, or to cause ST-Sub to sell or otherwise dispose of any of the assets of CNB acquired in the transaction, except for dispositions made in the ordinary course of business, transfers described in Section 368(a)(2)(C) of the Code, and the merger of the Bank with and into ST-Bank.

(p) Prior to the transaction, SouthTrust will be in control of ST-Sub within the meaning of Section 368(c), that is, it will own at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of all other classes of stock of the corporation.





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(q)      No stock of ST-Sub will be issued in the transaction.

(r) Following the transaction, ST-Sub will not issue additional shares of its stock that would result in SouthTrust losing control of ST-Sub within the meaning of Section 368(c).

(s) Following the transaction, SouthTrust will continue the historic business of CNB (which, in accordance with Revenue Ruling 85-198, 1985-2 C.B. 120, will be the historic business of the Bank) or use a significant portion of CNB's historic business assets (which, in accordance with Revenue Ruling 85-198, would be the Bank's historic business assets) in a business.

(t) Following the transaction, ST-Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

(u) Following the transaction, ST-Bank has no plan or intention to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

(v) SouthTrust is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv). An investment company is defined, in general terms, as (a) a regulated investment company, (b) a real estate investment trust, or
(c) a corporation fifty percent or more of the value of whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. Total assets exclude cash and cash items. In making the fifty percent and eighty percent determinations, stock and securities in any subsidiary corporation should be disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets.

APPLICABLE LAW

Section 368(a)(1)(A) provides that the term "reorganization" means a statutory merger or consolidation. It has been represented that the merger of CNB with and into ST-Sub will qualify as a statutory merger under the laws of the State of Mississippi.

Section 368(a)(2)(D) provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a)(1)(A) if (i) no stock of the acquiring corporation is used in the transaction, and (ii) in the case of a transaction under Section 368(a)(1)(A), such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

Section 368(c) provides that the term "control" means the ownership of stock possessing at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of all other classes of stock of the corporation.

At the time of this transaction SouthTrust will own 100 percent of the issued and outstanding stock of ST-Sub, therefore, SouthTrust will be in control of ST-Sub within the meaning of Section 368(c). Revenue Procedure 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement is satisfied if there is a transfer of assets representing at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer. It has been represented that ST-Sub will acquire at least ninety percent of the fair market value of the net assets





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and at least seventy percent of the fair market value of the gross assets held by CNB immediately prior to the transfer. It has also been represented that amounts paid by CNB to its shareholders, CNB assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CNB immediately preceding the transfer will be included in the assets of CNB held immediately prior to the transaction. No stock of ST-Sub is being issued in the transaction.

Regulation Section 1.368-2(b)(2), in discussing the requirement of Section 368(a)(2)(D)(ii) that the merger of the target corporation into the acquiring corporation would have qualified as a statutory merger under Section 368(a)(1)(A) had the merger been into the controlling corporation, states:

         the foregoing test of whether the transaction would have qualified under Section 368(a)(1)(A) if the merger had been into the controlling corporation means that the general requirements of a reorganization under Section 368(a)(1)(A) (such as a business purpose, continuity of business enterprise, and continuity of interest) must be met in addition to the special requirements of Section 368(a)(2)(D). Under this test, it is not relevant whether the merger into the controlling corporation could have been effected pursuant to State or Federal corporation law.

If CNB merged into ST-Sub, as discussed below, the business purpose, continuity of business enterprise, and continuity of interest requirements should be met.

In addition to the requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under Section 368 must also be met. Regulation Section 1.368-1(b) provides that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of continuing interest in property under modified corporate form. To qualify as a tax free reorganization under the Code a number of criteria must be met including 1) valid business purpose for the transaction, 2) continuity of the business enterprise under the modified corporate form and 3) continuity of ownership interest on the part of those persons who, directly or indirectly, were the owners of the enterprise prior the reorganization.

To be treated as a reorganization described in Section 368(a)(1)(A), the transaction must be planned and carried out for a genuine business purpose. As discussed above, a stated purpose for the proposed transaction is that the merger is consistent with the expansion strategy of SouthTrust within the Southeastern United States, and the acquisition of CNB and the Bank will augment SouthTrust's existing market share in the Pascagoula, Mississippi banking market and enhance its competitive position in such market. Accordingly, the business purpose requirement should be met.

Regulation Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-198 provides that the continuity of business enterprise requirement of Regulation
Section 1.368-1(d) is satisfied in the merger of bank holding companies when the business of the former subsidiary of the merged bank holding company is carried on in the same manner and form, indirectly, through a second tier subsidiary of the surviving bank holding company. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that when the acquired corporation's only asset consists of the acquiring corporation's stock (which conducts an operating business), for purposes of the continuity of business enterprise requirement the historic business of the acquired corporation is the business of the acquiring corporation. As a result, the historic business of CNB is the historic business of the Bank. It has been represented that after the proposed transaction, SouthTrust will continue the historic business of CNB (which in accordance with Revenue Ruling 85-198 would be the historic business of the
Bank) or use a significant portion of CNB's historic business assets (which in





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accordance with Revenue Ruling 85-198 would be the Bank's historic business assets) in a business. It also has been represented that ST-Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business. Accordingly, the continuity of business enterprise requirement should be met.

Under Regulation Section 1.368-1(b), there must be a continuing interest on the part of those shareholders who, directly or indirectly, were the shareholders of the enterprise prior to the reorganization. Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Regulation Section 1.368-1(b) is satisfied if the former shareholders of the acquired corporation own, as a result of the transaction, stock in the acquiring corporation having a value equal to at least fifty percent of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. It is not necessary that each shareholder of the acquired corporation receive in the exchange stock of the acquiring corporation, which is equal in value to at least fifty percent of the value of his former stock interest in the acquired corporation, so long as one or more of the shareholders of the acquired corporation have a continuing interest through stock ownership in the acquiring corporation which is, in the aggregate, equal in value to at least fifty percent of the value of all of the formerly outstanding stock of the acquired corporation. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a fifty percent continuing interest through stock ownership as of the effective date of the reorganization.


It has been represented that there is no plan or intention of Arthemise A. Blossman, Q.T.I.P. Trust; E.W. Blossman, Residuary Trust; John R. Blossman; CNB Employee Stock Ownership Bonus Trust; Harry E. Burrow, Jr. M.D.; or B.H. Krebs (each of whom owns more than five percent of the common stock of CNB), and to the best of the knowledge of the management of CNB, there is no plan or intention on the part of the remaining shareholders of CNB to sell, exchange or otherwise dispose of SouthTrust common stock received in the merger such that the former CNB shareholders will afterwards own SouthTrust common stock having an aggregate value which is less than fifty percent of the total value of all CNB common stock outstanding immediately before the merger. For purposes of this representation, shares of CNB surrendered by dissenting shareholders, or exchanged for cash in lieu of fractional share of SouthTrust stock will be treated as outstanding CNB stock on the date of the transaction. Moreover, shares of CNB stock and shares of SouthTrust stock held by CNB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction have been considered. Thus, the continuity of interest requirement should be met.

Based on the analysis set forth above, the merger of CNB with and into ST-Sub (with the shareholders of CNB exchanging their common stock for the common stock of SouthTrust) should qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D).

Section 368(b)(2) provides that, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, the term "a party to a reorganization" includes both corporations. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "a party to a reorganization" includes the controlling corporation referred to in Section 368(a)(2)(D). CNB, SouthTrust and ST-Sub should each be a party to the reorganization.

Section 354(a)(1) provides that no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities of another corporation a party to the reorganization. Because CNB and SouthTrust should each be parties to the reorganization, and the stock of CNB is being exchanged solely for SouthTrust common stock (including fractional shares they might otherwise be entitled to receive), no gain or loss should be recognized by the CNB shareholders on the exchange of their CNB stock for SouthTrust common stock.

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Section 358(a)(1) provides that, in the case of an exchange to which Section
351, 354, or 361 applies, the basis of the property received will be the same as that of the property exchanged. Since the transaction involving CNB and SouthTrust will constitute an exchange to which Section 354 applies, the basis of the SouthTrust common stock in the hands of the CNB shareholders (including fractional share interests that they might otherwise be entitled to receive) should be the same as the basis of the CNB stock exchanged.

Section 1223(1) provides that, in determining the period for which the taxpayer has held a capital asset (as defined in Section 1221, or Section 1231) received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part)in its hands as the property exchanged. Since the basis of the SouthTrust common stock held by the shareholders following the reorganization should have the same basis as the CNB stock exchanged (including fractional share interests they might otherwise be entitled to receive), and provided the CNB stock exchanged was a capital asset on the date of the exchange, the holding period of the SouthTrust common stock should include the period for which the CNB stock was held.

Revenue Ruling 66-365, 1966-1 C.B. 116, provides that cash received by a shareholder as part of a plan of reorganization under Section 368(a)(1)(A), which is attributable to fractional shares of stock of the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under Section 302(a), these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend. Thus, the receipt of cash by the former CNB shareholders results in the recognition of gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Any such gain or loss realized will be capital gain or loss provided the CNB stock was a capital asset in the shareholder's hands.

Revenue Procedure 77-41, 1977-2 C.B. 574, provides that the IRS will issue an advance ruling under Section 302(a) that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

It has been represented that the payment of cash in lieu of fractional shares of SouthTrust stock is solely for the purpose of avoiding the expense and inconvenience to SouthTrust of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the CNB shareholders instead of issuing fractional shares of SouthTrust common stock will not exceed one percent of the total consideration that will be issued in the transaction to the CNB shareholders in exchange for their shares of SouthTrust stock. The fractional share interest of each CNB shareholder will be aggregated, and no CNB shareholder will receive cash in an amount equal to or greater than the value of one full share of SouthTrust common stock.

Accordingly, cash received by a shareholder of CNB otherwise entitled to receive a fractional share of SouthTrust common stock in the exchange for CNB common stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by SouthTrust. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). The receipt of cash should result in gain or loss measured by the difference between the shareholder's basis of such fractional share interest exchanged and the cash

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received.  Such gain or loss should be capital gain or loss to a CNB shareholder, provided the CNB shareholder's common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1.

Section 302(b)(3) provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or in full payment in exchange for such stock. In the proposed transaction, former shareholders of CNB who dissent to the proposed merger will receive a cash distribution equal to the fair market value of the stock at the time of the redemption. Accordingly, to the extent cash is received by a dissenting CNB shareholder, such cash will be treated as received by the CNB shareholder as a distribution in redemption of his, her or its stock subject to the provisions and limitations of Section 302.

OPINION

Based on the facts contained herein, the Agreement and Plan of Merger, and the representations of facts as set forth in letters from CNB and SouthTrust dated March 28, 1995, our opinion as to the federal income tax consequences of the proposed merger of CNB with and into ST-Sub with the shareholders of CNB exchanging their common stock for the common stock of SouthTrust, is as follows:

1. The acquisition by ST-Sub of substantially all of CNB's assets in exchange for SouthTrust common stock, and the assumption by ST-Sub of CNB's liabilities, plus the liabilities to which CNB's assets may be subject, will qualify as a reorganization under Sections 368 (a)(1)(A) and 368 (a)(2)(D). For purposes of this opinion, "substantially all" means at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets of CNB. CNB, ST-Sub and SouthTrust each should be a "party to a reorganization" within the meaning of Section 368(b).

2. No gain or loss should be recognized by the former CNB shareholders upon the exchange of their CNB common stock for the SouthTrust common stock (including fractional shares which they otherwise might be entitled to receive), by reason of the application of Section 354(a).

3. The basis of all the SouthTrust common stock (including fractional shares which they otherwise might be entitled to receive) to be received by the shareholders of CNB in the exchange should be the same as the basis of the CNB stock exchanged by reason of the application of Section 358(a)(1).

4. The holding period of the SouthTrust common stock (including fractional shares which they otherwise might be entitled to receive) to be received by CNB shareholders should, in each instance, include the holding period of the CNB shares surrendered in the exchange, provided the CNB stock was held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1).

5. Cash received by a shareholder of CNB otherwise entitled to receive a fractional share of SouthTrust common stock in exchange for CNB stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by SouthTrust. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former CNB shareholder, provided the CNB stock was a capital asset in such former shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Revenue Ruling 66-365 and Revenue Ruling 77-41).

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6.       Where cash is received by a dissenting shareholder of CNB, such cash should be treated as received by the dissenting shareholder as a distribution in redemption of his, her or its stock, subject to the provisions and limitations of Section 302.

                                     *****

Our opinion is based solely upon:

i.       The representations, information, documents, and facts
         ("representations") referred to in this letter;

ii. Our assumption (without independent verification or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

iii. Our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the representations and documents; and,

iv. Our assumption (without independent verification or review) that all documents pertaining to the proposed transaction and provided for our review are accurate, true and authentic.

Our opinion is limited to those expressed above and we express no opinion with regard to any sections of the Internal Revenue Code other than those referred to above. Specifically, no opinion was requested and none is expressed as to the tax consequences to (i) CNB, SouthTrust or ST-Sub arising from the proposed merger of CNB with and into ST-Sub or (ii) ST-Sub, CNB, the Bank or ST-Bank on the merger of the Bank with and into ST-Bank. We express no opinion with regard to the taxation of the proposed transaction described herein under the laws of any state, local or foreign jurisdiction. We express the opinions contained herein as of the date of this letter only.

In rendering our opinion, we have necessarily relied on the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof which exist as of the date of this letter, all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. If there are any significant changes to the federal income tax authorities cited above (changes for which we have no responsibility to advise you), our opinion may become invalid and/or necessitate (upon your request) reconsideration. Our opinion is not binding on the IRS or the courts.

This opinion is solely for your and your shareholders information and inclusion in Form S-4 as filed with the Securities and Exchange Commission with regard to the transaction described herein. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.

Sincerely,



/s/ Deloitte & Touche LLP

Jackson, Mississippi
March 28, 1995


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